Exhibit 99

News

PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
+1-412-434-3466
sminder@ppg.com

Pittsburgh Corning Plan of Reorganization becomes effective
PPG anticipates asbestos trust funding in June 2016; no impact to previously stated cash deployment targets

PITTSBURGH, April 27, 2016 - PPG (NYSE:PPG) today announced that the Pittsburgh Corning Plan of Reorganization, including its asbestos channeling injunction, became effective today. The plan also created the Pittsburgh Corning Asbestos Trust to resolve channeled asbestos claims. The Pittsburgh Corning Plan of Reorganization was confirmed by the Court in May 2013, and the remaining legal challenges to the plan were withdrawn in January 2016.

Under the plan, PPG and other funding parties are required to make initial contributions to the trust by early June. PPG’s initial trust funding requirements are comprised of three components:

•	A cash payment of about $500 million. PPG will utilize cash on hand for this funding, and the payment will have no impact on PPG’s previously stated cash deployment targets.

•
The delivery of approximately 2.8 million shares of PPG common stock or cash equal to the fair value of these shares. To hedge PPG’s cash exposure, the company previously established equity forward arrangements for these shares, allowing the company to purchase these shares for about $22 per share. These shares are currently, and will remain, in the company’s outstanding diluted share count.

•	The delivery of the company’s shares of Pittsburgh Corning Europe N.V.
The company is required to make future cash payments to the trust totaling about $350 million through 2023. These future payments may be prepaid at any time at a discount rate of 5.5 percent per annum as of the prepayment date. The company’s funding obligations will be applied against a previously established reserve of approximately $1.05 billion.

Additional information about the Pittsburgh Corning Plan of Reorganization and the company’s obligations under the plan can be found in PPG’s 2015 Annual Report on Form 10-K. PPG and Corning Incorporated were each 50-percent shareholders of Pittsburgh Corning, which filed for Chapter 11 bankruptcy protection in 2000. As part of the plan, those shares of Pittsburgh Corning were canceled, and the trust became the sole shareholder of the reorganized Pittsburgh Corning.

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